EXHIBIT 5.1

Sugar, Friedberg & Felsenthal LLP
30 N. LaSalle St., Suite 3000
Chicago, IL  60602

June 25, 2007

Investools Inc.
45 Rockefeller Plaza, Suite 2012
New York, New York  10111

RE:  Registration Statement on Forms S-3

Ladies and Gentlemen:

We have acted as counsel to Investools Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3, (the “Registration Statement”), initially filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with the offer and sale of up to 10,295,672 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”).  The Shares are to be offered by the Selling Stockholders for sale to the public as described in the Registration Statement.

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.  In arriving at the opinions expressed below, we have assumed without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the original of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, it is our opinion that the Shares being sold by the Selling Stockholders constitute duly authorized, validly issued, fully paid and non-assessable shares of Common Stock.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We have acted as special counsel to the Company in connection with the issuance of this opinion and related matters and our engagement has been limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company in which we have not been consulted and have not represented the Company. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of this date, and we assume no obligation to update or supplement our opinions to reflect any facts or circumstances that may come to our attention or any change in law that may occur or become effective at a later date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part of the Registration Statement and any supplement or supplements to such prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7.

Very truly yours,

/s/ SUGAR, FRIEDBERG & FELSENTHAL, LLP